Exhibit 99.1

For Release
June 3, 2019
5:05 p.m. PDT

Contacts:
Ed Pierce
Chief Financial Officer
(818) 878-7900

ASGN Announces $250 Million Stock Repurchase Program

CALABASAS, Calif. June 3, 2019-- ASGN Incorporated (NYSE: ASGN) announced today that its Board of Directors approved a stock repurchase program under which the Company may repurchase up to $250 million of its common stock over the next two years. Under terms of the program, purchases can be made in the open market or under a Rule 10b5-1 trading plan. This program is effective immediately. The stock repurchase program does not obligate the Company to acquire any particular amount of the Company’s stock, and it may be suspended at any time at the Company’s discretion.

Commenting on the stock repurchase program, Ted Hanson, President and CEO of ASGN, stated, “I am pleased to announce that we have established a $250 million share buyback program. This action demonstrates our confidence in ASGN’s strategic plan, as well as our commitment to a balanced capital allocation strategy, which includes investments in our organic growth, debt repayment, strategic acquisitions and share repurchases. The authorization amount approximates the level of free cash flow that we have generated over the last 12 months, and we are trending to reduce our leverage ratio to below 2.5 times prior to the end of the second quarter. We believe that the repurchase program is an attractive way for us to return value to our stockholders and does not preclude us from pursuing attractive business development opportunities going forward.”

About ASGN

ASGN Incorporated (NYSE: ASGN) is one of the foremost providers of IT and professional services in the technology, creative/digital, engineering, life sciences and government sectors. Our mission as an organization is to be the premier provider of highly skilled human capital targeting critical STEM skill sets that will drive the economy in the years ahead. Through an integrated suite of professional staffing and IT solutions, ASGN improves productivity and utilization among leading corporate enterprises and government organizations. For more information visit us at www.asgn.com.